Exhibit 10.36

MODIFIED AND RESTATED LOAN AND SECURITY AGREEMENT

between

VITACOST.COM INC.

“Borrower”

and

WACHOVlA BANK, NATIONAL ASSOCIATION

“Bank”

Dated: July 30, 2008

i

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MODIFIED LOAN AND SECURITY AGREEMENT

THIS MODIFIED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of July 30, 2008 is between VITACOST.COM INC., a Delaware corporation (together with its successors and assigns, “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Bank”) and modifies, restates and replaces that certain Loan Agreement, dated as of August 3, 2007, as amended, by and between Borrower and Bank.

W I T N E S S E T H :

In consideration of the premises and of the mutual covenants herein contained and to induce Bank to extend credit to Borrower, the parties agree as follows:

1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.

1.1 Defined Terms: “Accession” has the meaning set forth in the Code.

“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Affiliate” of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or equity interests of such named Person or of which the named Person owns 5% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Arbitration Rules” has the meaning set forth in Section 10.15.

“Borrowing Base” means, on any date of determination thereof, an amount equal to:

(i) the amount equal to the lesser of (A) 50% of the total amount of Eligible Inventory consisting of finished goods; or (B) 85% of the Net Recovery Percentage multiplied by the total amount of Eligible Inventory consisting of finished goods; plus

(ii) the amount equal to the lesser of (A) 45% of the total amount of Eligible Inventory consisting of raw materials; or (B) 85% of the Net Recovery Percentage multiplied by the total amount of Eligible Inventory consisting of raw materials; minus

(ii) any Reserves.

“Borrowing Base Certificate” has the meaning set forth in Section 5.6(a).

“Business Day” means a weekday on which Bank is open for business in Charlotte, North Carolina.

“Chattel Paper” has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

“Closing Date” means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied and the initial Loans are made under this Agreement.

“Code” means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

“Collateral” means all property of Borrower (excluding Equipment), wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Investment Property; (g) all Commercial Tort Claims; (h) all Letter-of-Credit Rights; (i) all Deposit Accounts and funds on deposit therein, including but not limited to any Demand Deposit Account, Controlled Disbursements Account, Collections Account or funds otherwise on deposit with or under the control of Bank or its agents or correspondents; and (j) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

“Collateral Location” means any location where Collateral is located, as identified on Exhibit 4.9 attached hereto.

“Collections Account” means any Deposit Account, including if applicable the Demand Deposit Account maintained by Borrower at Bank to which collections, deposits and other payments on or with respect to Collateral may be made pursuant to the terms hereof, to which only Bank shall have access to withdraw or otherwise direct the disposition of finds on deposit therein.

“Commercial Deposit Account Agreement” means any agreement between Borrower and Bank concerning the opening and administration of a Deposit Account by Borrower at Bank, whether now or hereafter existing, and any modifications thereto.

“Commercial Tort Claim” has the meaning set forth in the Code.

“Controlled Disbursements Account” means any Deposit Account maintained by Borrower with Bank including, if applicable, the Demand Deposit Account for the purpose of depositing the proceeds of Loans made pursuant hereto.

“Debt” means all liabilities of Borrower as determined under GAAP including, without limitation, (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (0 contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.

“Default” has the meaning set forth in the definition of Event of Default.

“Default Rate”, on any date, means a rate per annum that is equal to (i) in the case of each Loan outstanding on such date, 3.0% in excess of the rate otherwise applicable to such Loan on such date, and (ii) in the case of any other Obligations outstanding on such date, 3.0% in excess of the Prime Rate in effect on such date, provided that Obligations under Swap Agreements shall bear interest at the Default Rate determined in accordance with the terms of said Swap Agreements.

“Demand Deposit Account” means the any Deposit Account maintained by Borrower with Bank which may be utilized in connection with Bank’s Sweep Plus Loan Services.

“Deposit Account” has the meaning set forth in the Code.

“Disbursement Account” means any Deposit Account maintained by Borrower with Bank for the purpose of depositing the proceeds of Loans made pursuant hereto.

“Document” has the meaning set forth in the Code.

“Electronic Chattel Paper” has the meaning set forth in the Code.

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials that satisfy the criteria set forth below as determined by Bank. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by Borrower; (g) Inventory subject to a security interest or lien in favor of any Person other than Bank except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Bank between the holder of such security interest or lien and Bank; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Bank; (k) returned, damaged and/or defective Inventory; (i) Inventory purchased or sold on consignment; (m) Inventory located outside the United States of America; (n) Inventory that is 180 days or less from expiration date; and (o) all Inventory relating to any SKU if at any time after the date six months from the creation of such SKU, Borrower has on hand more than a 12-month supply of such Inventory (based on annualized projected sales as reasonably determined by Bank). The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Bank in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Bank has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Bank. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Equipment” has the meaning set forth in the Code.

“ERISA” has the meaning set forth in Section 4.17.

“Event of Default” means any event specified as such in Section 8.1 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“Fixtures” has the meaning set forth in the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“General Intangibles” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

“Instrument” has the meaning set forth in the Code.

“Inventory” has the meaning set forth in the Code.

“Investment Property” has the meaning set forth in the Code.

“Item” means any “item” as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

“Jurisdiction” means the State of North Carolina.

“Letter of Credit” means a letter of credit issued by Bank for the account of Borrower as provided in Section 2.1.1 and 2.11 hereof.

“Letter of Credit Obligations” means all obligations of Borrower to Bank, including but not limited to reimbursement obligations, commissions and fees, incurred by Borrower in connection with Bank’s issuance, amendment, renewal or extension of Letters of Credit hereunder.

“Letter-of-Credit Right” has the meaning set forth in the Code.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

“LIBOR Market Index Rate”, for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“LMIR Loan” means a Loan, or portion thereof, during any period in which it bears interest at a rate based upon the LIBOR Market Index Rate.

“Loans” means the Revolver Loans.

“Loan Documents” means this Agreement, each other Security Agreement, the Notes, the Notice of Borrowings, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include Swap Agreements.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents, or (iv) material adverse effect on the Collateral.

“Material Agreement” means an agreement to which Borrower is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Net Proceeds” means, with respect to a disposition of any Collateral, proceeds (including cash receivable (when received) by way of deferred payment) received by Borrower in cash from the sale, lease, transfer or other disposition of such Collateral, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Collateral, net of: (i) the reasonable and customary costs and expenses of such sale, lease, transfer or other disposition (including legal fees and sales commissions); (ii) amounts applied to repayment of Debt for borrowed money (other than the Obligations) secured by a Permitted Lien on such Collateral disposed of that is senior to Bank’s Liens; and (iii) in connection with any sale of Collateral, a reasonable reserve (not to exceed 5% of the total purchase price) for post-closing adjustments to the purchase price, provided that upon the expiration of not more than ninety (90) days after the sale, any remaining reserve balance is remitted to Bank for application to the Obligations.

“Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Bank, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

“Notes” shall mean the Revolver Note and any other promissory note now or hereafter evidencing any Obligations, and all modifications, extensions and renewals thereof.

“Notice of Borrowing” with respect to Revolver Loans means the written request for a Revolver Loan as identified in Section 2.5.2 hereof and shall also include presentments triggering an automatic Revolver Loan under the Services Agreement.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Obligations” means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, any Debt arising out of or relating to any Deposit Accounts of Borrower at

Bank or any Affiliate of Bank or any cash management services or other products or services, including merchant card and ACI-I transfer services, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto) , all fees, all costs of collection, attorneys fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred. The term “Obligations” shall include without limitation (a) all obligations owed to Wachovia Financial Services, Inc. under and relating to that certain Loan and Security Agreement dated April 23, 2007 by and between Borrower and Wachovia Financial Services, Inc. and (b) all obligations owed to Bank under and relating to that certain Note dated February 14, 2007 executed by Borrower in favor of Bank.

“Permitted Debt” has the meaning set forth in Section 6.1 hereof.

“Permitted Liens” has the meaning set forth in Section 6.2 hereof.

“Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prime Rate” means that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank’s Prime Rate, and Borrower acknowledges that Bank’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

“Proceeds” has the meaning set forth in the Code.

“Properly Contested” means, in the case of any Debt of Borrower (including any taxes) that is not paid as and when due or payable by reason of Borrower’s bona tide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) Borrower has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower; (iv) no Lien is imposed upon any of Borrower’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Bank (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower, Borrower forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

“Reserves” means such amounts, including but not limited to reserves for Swap Agreement Obligations, as may be required by Bank at any time and from time to time in Bank’s sole and absolute discretion.

“Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $8,000,000 at any one time.

“Revolver Loan” means a loan made by Bank as provided in Section 2.1.1 hereof.

“Revolver Note” has the meaning set forth in Section 2.1.2 hereof.

“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” means this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Bank a security interest in any Collateral to secure the Obligations.

“Senior Officer” means the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrower.

“Services Agreement” means any Sweep Plus Loan Services Agreement between Bank and Borrower, as in effect from time to time, and any modifications thereto or replacements thereof.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

“Subordinated Debt” shall mean any Debt incurred by Borrower which by its terms or by a subordination agreement is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms acceptable to Bank.

“Subsidiary” means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Supporting Obligation” has the meaning set forth in the Code.

“Swap Agreement” has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

“Sweep Plus Loan Services” means the services of Bank described in the Services Agreement.

“Tangible Chattel Paper” has the meaning set forth in the Code.

“Term” means the period from and including the Closing Date to but not including the Termination Date.

“Termination Date” means the earliest of (i) July 30, 2010, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.14 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.

“Third Party Waiver” means a waiver or subordination of Liens satisfactory to Bank from any lessors, mortgages, warehouse operators, processors or other third parties that might have lienholders’ enforcement rights against any Collateral, waiving or subordinating those rights in favor of Bank and assuring Bank’s access to the Collateral in exercise of Bank’s rights hereunder.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

1.2 Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2. The Credit Facilities; Letters of Credit; Interest and Fees.

2.1 The Credit Facilities.

2.1.1 Revolver Commitment. Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolver Loans to Borrower and to issue letters of credit from time to rime during the Term in amounts such that the aggregate principal amount of Revolver Loans and the face amount of any letters of credit at any one time outstanding will not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base. Revolver Loans shall be LMIR Loans. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolver Loans at any time during the Term.

2.1.2 Revolver Note. Borrower shall except and deliver to Bank, on the Closing Date, a promissory note in the form of Exhibit 2.1.2 attached hereto and make a part hereof (the “Revolver Note”) , which the Revolver Note, in addition to the records of Bank, shall evidence the Revolver Loans and interest accruing thereon. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable in accordance with the terms of the Revolver Note and this Agreement.

2.2 Collections Account.

2.2.1 Collections Account. If required by Bank in its sole discretion, all payments on Accounts and other Collateral shall be forwarded by Borrower to the Collections Account; provided, however, Bank, in its sole discretion, may require Borrower to establish a lockbox under the control of Bank to which all Account Debtors shall forward payments on the Accounts. Borrower shall pay all of Bank’s standard fees and charges in connection with such lockbox arrangement (if any) and Collections Account as such fees and charges may change from time to time. In the event Bank requires a lockbox arrangement hereunder, Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Bank shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. All payment items received by Borrower on Accounts and sale of Inventory and other Collateral shall be held by Borrower in trust for Bank and not commingled with Borrowers Funds and shall be deposited promptly by Borrower to the Collections Account. All such items shall be the exclusive property of Bank upon the earlier of the receipt thereof by Bank or by Borrower. Borrower hereby grants to Bank a security interest in and lien upon all items and balances held in any lockbox, the Disbursements Account and the Collections Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrower (including all Deposit Accounts) contained in Section 9.1 hereof.

2.2.2 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any duly authorized Person designated by Bank) as Borrower’s attorney-in-fact to endorse Borrower’s name on any checks, drafts, money orders or other media of payment which come into Bank’s possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Bank under power of Attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Bank) in negotiation of the item.

2.2.3 Application of Payments for Calculation of Interest. For the purpose of calculating interest due under this Agreement, payment items received into the Collections Account shall be deemed applied by Bank on account of the Revolver Loans as collected by Bank, subject to chargebacks for uncollected payment items. No payment item received by Bank shall constitute payment to Bank until such item is actually collected by Bank and credited to the Collections Account; provided, however, Bank shall have the right to charge back to the Collections Account (or any other account of Borrower maintained at Bank) any item which is returned for inability to collect, plus accrued interest during the period of Bank’s provisional credit for such item prior to receiving notice of dishonor.

2.3 Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the LIBOR Market Index Rate in effect from time to time plus 2.75%.

2.4 Interest Rate Adjustments. The interest rate shall be adjusted daily as applicable to reflect the LIBOR Market Index Rate then in effect.

2.5 Notice and Manner of Borrowing and Rate Conversion.

2.5.1 Revolver Loans. Borrower shall give Bank irrevocable telephonic notice of each proposed Revolver Loan not later than 11:00 a.m. (local time in Charlotte, North Carolina) on the same business day as each proposed Loan. Each such notice shall specify (i) the date of such Loan and which shall be a Business Day, and (ii) the amount of each Loan. Notices received after 11:00 a.m. (local time in Charlotte, North Carolina) shall be deemed received on the next Business Day. Bank’s acceptance of such a request shall be indicated by its making the Loan requested. Such a Loan shall be made available to Borrower in immediately available funds by deposit into the Disbursement Account.

2.5.2 Additional Provisions for Requests for Revolver Loans. Bank, in its discretion, may require from Borrower a signed written request for a Revolver Loan in form of a Notice of Borrowing satisfactory to Bank, which request shall be irrevocable and shall be delivered to Bank no later than 11:00 a.m. (local time in Charlotte, North Carolina) on the date determined in accordance with Section 2.5.1, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the information required by Section 2.5.1 for the proposed Revolver Loan and provide such other information as Bank may reasonably require.

(a) Subject to subsection 2.5.2(c) below, unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges owed to Bank or any Affiliate of Bank) shall be deemed irrevocably to be a request (without the requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and Bank may disburse the proceeds of such Revolver Loans by way of direct payment of the relevant Obligations, and such Revolver Loans shall bear interest as LMIR Loans.

(b) Subject to subsection 2.5.2(c) below, the presentation for payment of any check or other item of payment drawn on the Disbursement Account at a time when there are insufficient funds in such account to cover such item shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation in an amount equal to the aggregate amount of the items presented for payment, and Bank may disburse the proceeds of such Revolver Loans to the Disbursement Account and such Revolver Loans shall bear interest as LMIR Loans.

(c) Bank shall have no obligation to Borrower to honor any deemed request for a Revolver Loan under Section 2.12(a) or Section 2.5.2(b) above after the Termination Date or when the principal amount of such Revolver Loan, when added to the aggregate outstanding principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Revolver Commitment and the Borrowing Base at such time or when any condition precedent in Section 3.2 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

2.5.3 Excess Outstanding. Notwithstanding the foregoing, Bank may, in its sole and absolute discretion, make or permit to remain outstanding Revolver Loans which, when added to the principal amount of all other Revolver Loans and Letter of Credit Obligations, exceed the Revolver Commitment or the Borrowing Base, and all such amounts shall (i) be part of the Obligations evidenced by the Revolver Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Bank, and (iv) be secured by the Collateral and be entitled to all rights and security as provided under the Loan Documents.

2.6 Repayment of Loans.

2.6.1 Repayment of Revolver Loans.

(a) The outstanding principal amount of the Revolver Loans shall be repaid as follows: Unless Bank permits repayment of the Revolver Loan in accordance with Sweep Plus Loan Services, any portion of the Revolver Loans shall be paid by Borrower to Bank immediately upon each receipt by Bank or Borrower of any proceeds of any Accounts or Inventory, to the extent of such proceeds. Bank may apply all proceeds of Accounts or other Collateral received by Bank and all other payments in respect of the Obligations to the Revolver Loans whether or not then due or to any other Obligations then due, in whatever order or manner Bank shall determine. In any event, the outstanding principal amount of Revolver Loans shall be due and payable on the Termination Date.

(b) Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month for the immediately preceding month, computed through the last calendar day of the preceding month, and (ii) on the Termination Date.

2.7 Additional Payment Provisions.

2.7.1 Payment of Other Obligations. The balance of the Obligations under the Loan Documents requiring the payment of money shall be repaid by Borrower to Bank as and when provided in the relevant Loan Documents, or, if no date of payment is otherwise specified in the Loan Documents, on demand.

2.7.2 Authorization to Debit. Bank may debit the Demand Deposit Account, the Controlled Disbursement Account, the Collections Account and any account subject to Bank’s control (as such term is used in Article 9 of the Code) and/or make Revolver Loans to Borrower (whether or not in excess of the lesser of the Revolver Commitment and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Bank may be entitled from time to time and Bank is hereby irrevocably authorized to do so without the consent of Borrower.

2.7.3 Time and Location of Payment. Subject to the terms of any treasury services to which Borrower may subscribe, Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 12:00 noon (local time Charlotte, North Carolina) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Bank at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

2.7.4 Late Charge. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 4% of each payment past due for 15 or more days. This late charge shall not apply to payments due at maturity or by acceleration of the Loans, unless such late payment is in an amount not greater than the highest periodic payment due hereunder.

2.7.5 Excess Over Borrowing Base. To the extent that the aggregate amount of all Revolver Loans and the Letter of Credit Obligations and the face amount of all bankers acceptances exceeds the Borrowing Base at any time, the amount of such excess will be paid immediately to Bank.

2.7.6 Swaps Are Independent. Any prepayment shall not affect Borrower’s obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

2.8 Default Rate. In addition to all other rights contained in the Loan Documents, if an Event of Default occurs, the principal amount of all outstanding Obligations, other than Obligations under any Swap Agreements between Borrower and Bank or its affiliates, may, at Bank’s option, bear interest at the Default Rate. The Default Rate shall apply from acceleration until such Obligations or any judgment thereon is paid in full.

2.9 Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. Each determination by Bank of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

2.10 Sweep Plus Loan Services. Notwithstanding anything to the contrary in this Article 2, if Borrower subscribes to Bank’s Sweep Plus Loan Services and if and for so long as Bank in its discretion permits such services to be applicable to Revolver Loans, the terms of such services, as set forth in the Services Agreement and/or the Commercial Deposit Account Agreement applicable to Borrower’s Deposit Accounts at Bank, shall control matters related to such services, including but not limited to the manner in which Revolver Loans are made and repaid by credit or debit to the Demand Deposit Account. Bank shall have the right in its discretion to terminate the application of such treasury services to the Revolver Loans at any time.

2.11 Letters of Credit.

2.11.1 Issuance of Letters of Credit. Bank shall from time to time issue, upon five (5) Business Days prior written notice, extend or renew Letters of Credit; provided that (i) the aggregate face amount of Letters of Credit issued by Bank which are outstanding at any one time shall not exceed $1,000,000, (ii) Bank shall have no obligation to issue any Letter of Credit if, after giving effect thereto, the principal amount of all Revolver Loans and the Letter of Credit Obligations would exceed the lesser of the Borrowing Base and the Revolver Commitment, and (iii) all other conditions precedent to the issuance of each such Letter or Credit as set forth herein are satisfied or waived in writing by Bank. All payments made by Bank under any such Letters of Credit and all fees, commissions, discounts and other amounts owed or to be owed to Bank in connection therewith, shall be paid on demand, unless Borrower instructs Bank to make a Revolver Loan to pay such amount, Bank agrees to do so, and the necessary amount remains available to be drawn as a Revolver Loan hereunder. All Letter of Credit Obligations shall be secured by the Collateral. Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as Bank may require. The form and substance of all Letters of Credit, including expiration dates, shall be subject to Bank’s approval, and Bank shall have no obligation to issue any Letter of Credit or accept any letter of credit application which has a maturity date later than the Termination Date. Bank may charge certain fees or commissions for the issuance, handling, renewal or extension of a Letter of Credit. Borrower unconditionally guarantees all obligations of any Subsidiary with respect to Letters of Credit issued by Bank for the account of such Subsidiary. Upon a Default, Borrower shall, on demand, deliver to Bank good funds equal to 105% of Bank’s maximum liability under all outstanding Letters of Credit Obligations, to be held as cash Collateral for Borrower’s reimbursement obligations and other Obligations.

2.11.2 Law Governing Letter of Credit. Any Letter of Credit issued hereunder shall be governed, as applicable, by the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce (“ICC”) Publication 500 or any

subsequent revision or restatement thereof adopted by the ICC and in use by Bank or the International Standby Practices, ICC Publication No. 590 or any subsequent revision or restatement thereof adopted by the ICC and in use by Bank, except to the extent that the terms of such publication could limit or diminish rights granted to Bank hereunder or in any other Loan Document.

2.12 Fees.

2.12 Unused Fee. Borrower shall pay to Bank an unused fee for each day equal to the product of (i) 37.5 basis points per annum multiplied by (ii) the difference between (A) the Revolver Commitment and (B) the aggregate outstanding amount of the Revolver Loans and Letter of Credit Obligations on such day, payable quarterly on the first day of each calendar quarter with respect to the immediately preceding quarter.

2.12.1 Letter of Credit Fees. Borrower shall pay to Bank, at such times as Bank shall require, Bank’s standard fees in connection with Letters of Credit, as in effect from time to time, and with respect to standby Letters of Credit, at the time of issuance of each standby Letter of Credit, a per annum fee equal to (a) 2.75% on (b) the face amount of the Letter of Credit for (c) the period of time the standby Letter of Credit will be outstanding.

2.13 Statement of Account. If Bank provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.14 Termination. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, terminate this Agreement and the Revolver Commitment in its entirety but not partially; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations, Bank’s receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing. Bank may terminate this Agreement and the Revolver Commitment at any time, without notice, upon or after the occurrence of an Event of Default.

2.15 Amendment Fee. Borrower shall pay Bank an amendment fee on the Closing Date in an amount equal to $25,000.

2.16 USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include Loan accounts.

3. Conditions Precedent to Extensions of Credit.

3.1 Conditions Precedent to Initial Loan[s]. In addition to any other requirement set forth in this Agreement, Bank shall not be required to fund any Loan or make any other extension of credit hereunder unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel:

3.1.1 Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Notes, and other required Loan Documents, all in form and substance satisfactory to Bank.

3.1.2 Supporting Documents and Other Conditions. Borrower shall cause to be delivered to Bank the following documents and shall satisfy the following conditions:

(a) A copy of the governing instruments of Borrower and each Subsidiary, and good standing certificates of Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which Borrower or such Subsidiary is qualified to do business;

(b) Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(c) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Bank;

(d) UCC-11 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens and Liens to be satisfied on the Closing Date, and documentation providing for the release of Liens required to be released by Bank prior to Closing;

(e) Satisfactory evidence of insurance meeting the requirements of Section 5.3;

(f) UCC-1 financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements shall duly have been paid;

(g) Subordinations satisfactory to Bank from all Guarantors and Affiliates as required by Section 5.9;

(h) All required field exams shall have been completed to Bank’s satisfaction;

(i) All additional opinions, documents, certificates and other assurances that Bank or its counsel may require;

(j) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Bank, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the date of the initial Loan; and

(k) There shall be no litigation in which Borrower or Subsidiary is a party defendant, which Bank determines may have a Material Adverse Effect, and there shall not have occurred any other event and there shall not have arisen any circumstances that could reasonably be expected to have a Material Adverse Effect.

3.2 Conditions Precedent to Each Revolver Loan. In addition to any other requirements set forth in this Agreement, Bank shall not be required to fund any Revolver Loan or issue any Letter of Credit unless and until the following conditions shall have been satisfied, in the sole opinion of Bank and its counsel, and each Notice of Borrowing (whether or not a written Notice of Borrowing is required) shall be deemed to be a representation that all such conditions have been satisfied:

3.2.1 Notice of Borrowing. Borrower shall have delivered to Bank a Notice of Borrowing and such other information, as Bank may request, unless the procedures described in Section 2.10 are in effect.

3.2.2 No Default. No Default shall have occurred and be continuing or could occur upon the making of the Revolver Loan in question and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Bank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

3.2.3 Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of dale of the proposed Revolver Loan or Letter of Credit, and, if Borrower is required to deliver a written Notice of Borrowing, Borrower shall have delivered to Rank an officer’s certificate to such effect, which may be incorporated in the Notice of Borrowing.

3.2.4 No Adverse Change. There shall have been no change which could reasonably be expected to have a Material Adverse Effect on Borrower, any Subsidiary since the date of the most recent financial statements of such Person delivered to Bank from time to time.

3.2.5 Limitations Not Exceeded. The proposed Revolver Loan or Letter of Credit shall not cause the aggregate outstanding principal balance of the Revolver Loans plus

Letter of Credit Obligations to exceed the lesser of the Revolver Commitment and the Borrowing Base. If Borrower is required to deliver a written Notice of Borrowing, Bank shall have received a current Accounts Receivable Report and a current Inventory Report (as required by Section 5.6) sufficient in form and substance to calculate and verify the Borrowing Base.

3.2.6 No Termination. Bank shall (i) have timely received all financial information from all Guarantors as required under the Loan Documents, and (ii) not have received notice from any Guarantor or any surety terminating or repudiating such Person’s guaranty of the Obligations incurred by Borrower.

3.2.7 Further Assurances. Borrower shall have delivered such further documentation or assurances as Bank may reasonably require.

4. Representations and Warranties. In order to induce Bank to enter into this Agreement and to make the Loans or extend credit as provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or extension of credit hereunder:

4.1 Valid Existence and Power. Each of Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Borrower is organized under the laws of North Carolina and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to Bank in writing.

4.2 Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Bank) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Bank, neither Borrower nor any Subsidiary nor (to the knowledge of Borrower) any Guarantor has any direct or contingent obligations or liabilities

(including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or Subsidiary or Guarantor, as the case may be, as of the date thereof Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic trends) concerning the conditions of future prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to Bank. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

4.4 Litigation. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower, any Subsidiary or (to Borrower’s knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower, or such Subsidiary or such Guarantor.

4.5 Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

4.6 Authorizations. All material authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

4.7 Title. Each of Borrowers and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

4.8 Collateral. The security interests granted to Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons except Permitted Liens, now existing or hereafter arising. All of the Collateral is intended for use solely in Borrower’s business.

4.9 Jurisdiction of Organization; Location. The jurisdiction in which Borrower is organized, existing and in good standing, the chief executive office of Borrower where Borrower’s business records are located, all of Borrower’s other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on Exhibit 4.9. The Collateral is located and shall at all times be kept and maintained only at Borrower’s location or locations as described on Exhibit 4.9. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless Bank has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

4.10 Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

4.11 Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.12 Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to Bank in writing), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified Bank in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Bank in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

4.13 Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

4.14 Corporate Structure. As of the date hereof, Exhibit 4.14 hereto sets forth (i) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its equity interests having voting powers owned by each Person, (ii) the name of each of Borrower’s corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding equity interests of Borrower and each of its Subsidiaries and (iv) the number of authorized and issued equity interests (and treasury shares) of Borrower and each Subsidiary. Borrower has good title to all of the shares it purports to own of the equity interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such equity interests have been duly issued and are fully paid and non-assessable. Since the date of the last audited financial statements of Borrower delivered to Bank, Borrower has not made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of Borrower, except as otherwise permitted hereunder. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of Borrower or any of its Subsidiaries. Except as set forth on Exhibit 4.14 hereto, there are no outstanding agreements or instruments binding upon the holders of any of Borrower’s equity interests relating to the ownership of its equity interests.

4.15 Deposit Accounts. Borrower and its Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed on Exhibit 4.15 and (b) after the Closing Date, those otherwise permitted by Section 6.15.

4.16 Environmental. Except as disclosed on Exhibit 4.16, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in strict compliance with all Environmental Laws, neither Borrower, nor to Borrower’s best knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location, in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, Borrower is in full compliance with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.17 ERISA. Borrower has furnished to Bank true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a “Plan”), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a “Termination Event” shall mean a “reportable event” as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

4.18 Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.19 Names. Borrower currently conducts all business only under its legal name as set forth above in the introductory section of this Agreement. Except as disclosed on Exhibit 4.19, during the preceding five (5) years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets of any Person.

4.20 Insider. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. 375(b) or in regulations promulgated pursuant thereto) of Bank, of a bank holding company of which Bank is a subsidiary, or of any subsidiary of a bank holding company of which Bank is a subsidiary.

4.21 Sanctioned Persons; Sanctioned Countries. None of Borrower, its Subsidiaries or its Affiliates (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.22 Compliance with Covenants; No Default. Borrower is, and upon funding of the initial Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the initial Loans on the Closing Date will not cause a Default.

4.23 Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to Bank which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to Bank, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

5. Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations amid the formal termination of this Agreement, Borrower and each Subsidiary:

5.1 Use of Revolver Loan Proceeds. Shall use the proceeds of Revolver Loans only for working capital to be used in the operation of Borrower’s business and furnish Bank all evidence that it may require with respect to such use.

5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3 Insurance. Shall maintain such liability insurance, workers’ compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or as are customary and usual for prudent businesses in its industry and any other insurance that may be reasonably required by Bank and shall insure and keep insured all Collateral and other properties with insurance companies satisfactory to Bank. All hazard insurance covering Collateral shall be in amounts acceptable to Bank, shall name and directly insure Bank as secured party and loss payee under a long-form loss payee clause acceptable to Bank, or its equivalent, and shall not be terminable except upon 30 days’ written notice to Bank. Borrower shall furnish to Bank copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Bank from time to time.

5.4 Notice of Default. Shall provide to Bank immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any litigation involving an amount at issue in excess of $100,000 or material changes in existing litigation or any judgment against it or its assets in excess of $l00,000, (c) any damage or loss to property in excess of $50,000, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (c) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance in an amount equal to or greater than $50,000 or otherwise having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any Material Agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

5.5 Inspections of Books and Records and Field Examinations. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank and shall further permit such inspections, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower.

5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Bank the following periodic financial information:

(a) Periodic Borrowing Base Information. Within twenty (20) days of the end of each month (or more frequently if required by Bank), a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) (a “Borrowing Base Certificate”). Borrower shall attach the following to each Borrowing Base Certificate which shall be certified by the chief financial officer or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts of Borrower as of the last Business Day of such month (an “Accounts Receivable Report”) which shall include the amount and age of each Account on an original invoice date aging basis and the name and mailing address of each Account Debtor, all in reasonable detail and in form acceptable to Bank, (ii) a report listing all Inventory and all Eligible Inventory of Borrower as of the last Business Day of such month, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by Borrower in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an “Inventory Report”), and (iii) any other report as Bank may from time to time require in its sole discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require.

(b) Interim Statements. Within forty-five (45) days after the end of each fiscal quarter, (i) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year and (ii) a report reconciling (x) the Accounts and Inventory of Borrower as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Bank pursuant hereto (which shall be based upon Borrower’s general ledger and verified by a physical Inventory count conducted on a frequency acceptable to Bank). The foregoing statements and report shall be certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments.

(c) Annual Statements. Within ninety (90) days after the end of each fiscal year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower’s independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements.

(d) Compliance and No Default Certificates. Together with each report required by Subsections (b) and (c), a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its chief financial officer certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower’s intention with respect thereto, and in addition, shall cause Borrower’s independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or if it discovered any such circumstances, the nature and duration thereof.

(e) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower.

(f) Payables Report. Within twenty (20) days of the end of each month (or more frequently if required by Bank), a schedule of all accounts payable of Borrower setting forth for each such account the number of days which have elapsed since the original date of invoice and containing the name and address of each vendor and such other detail requested by Bank.

(g) Statements of Guarantors. Within thirteen (13) months from the previous statement date on file with Bank, a detailed financial statement of each Guarantor containing a balance sheet at the end of that period (including all contingent liabilities) and a statement of income for that period, all such form as approved by Bank, and within fifteen (15) days after the filing thereof, personal federal and state tax returns of each Guarantor. Such other information reasonably requested by Bank from time to time concerning the business, properties or financial condition of each Guarantor.

(h) Other Information. Such other information requested by Bank from time to time concerning the business, properties or financial condition of Borrower and its respective Subsidiaries.

5.7 Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except and to the extent only that such taxes are being Properly Contested.

5.9 Subordination. Shall cause all debt and other obligations now or hereafter owed to any Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Bank.

5.10 Compliance; Hazardous Materials. Shall comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Bank, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations. Borrower shall promptly report to Bank any notices of any violations of such laws or regulations received from any regulatory or governmental body, along with Borrower’s proposed corrective action as to such violation.

5.11 Further Assurances. Shall take such further action and provide to Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.12 Covenants Regarding Collateral. Borrower makes the following covenants with Bank regarding the Collateral for itself and each Subsidiary. Borrower and each Subsidiary:

(a) will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b) as agent for Bank, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c) will, at Bank’s request, obtain and deliver to Bank such Third Party Waivers as Bank may require;

(d) will promptly deliver to Bank all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Bank’s order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Bank to confer control of the Electronic Chattel Paper upon Bank in accordance with the Code;

(e) except for sales of Inventory in the ordinary course of business and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

(f) shall promptly notify Bank of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties;

(g) shall give Bank at least thirty (30) days prior written notice of any new trade or fictitious name. Borrower’s or any Subsidiary’s use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

6. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

6.1 Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following (“Permitted Debt”):

(a) The Obligations;

(b) Endorsement of checks for collection in the ordinary course of business;

(c) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due;

(d) Purchase money Debt not exceeding $500,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased;

(e) Subordinated Debt;

(f) Debt existing on the Closing Date and not otherwise permitted under this Section 6.1, as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof;

(g) Debt of any Subsidiary to Borrower or another Subsidiary.

(h) Any Debt incurred under any Swap Agreements with Bank (or with any of its Affiliates).

6.2 Liens. Shall not create or permit any Liens on any of its property except the following (“Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;

(c) The claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

(d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(e) Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business;

(f) Liens securing Permitted Debt incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property;

(g) Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except the following:

(a) Any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower; and

(b) Payments of Subordinated Debt made in compliance with the terms of any subordination agreement executed in connection therewith.

6.4 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person, except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $10,000 in the aggregate, and (g) any Swap Agreements with Bank (or with any of its Affiliates).

6.5 Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

6.6 Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by as Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and (c) shall notify Bank promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sanctioned Person.

6.7 Transactions with Affiliates. Except as set forth in Exhibit 6.7, shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management or consulting fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in after written notice to Bank if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

6.8 No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not change its name or the jurisdiction in which Borrower or such Subsidiary is organized or, unless it shall have given 60 days’ advance written notice thereof to Bank, change the location of its chief executive office or other office where books or records are kept, or permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 4.9.

6.9 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

6.10 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Bank shall have given its prior written authorization.

6.12 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business, or sell or dispose of any equity ownership interests in any Subsidiary.

6.14 Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods. Borrower’s fiscal year end is September 30 as of the Closing Date.

6.15 Deposit Accounts. Borrower shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts opened or maintained at Bank, (ii) those listed on Exhibit 4.15, (iii) Deposit Accounts which are not opened or maintained at Bank but which are subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Bank, and (iv) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower. The aggregate balance of any Deposit Accounts which are not subject to Bank’s “control” (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Bank shall never exceed $10,000 without Bank’s prior written consent. All Deposit Accounts maintained at Bank shall be deemed to be under Bank’s “control” as such term is used in Article 9 of the Code.

6.16 Amendments to Documents. Shall not, without the prior written consent of Bank, enter into or otherwise agree to any amendment or other modification of any provision of any document evidencing Subordinated Debt.

6.17 No Other Negative Pledges. Shall not enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption by Borrower or any Subsidiary of any Lien upon or with respect to any past of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement, the other Loan Documents and the Subordinated Loan Documents, (ii) applicable law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including capital stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

6.18 Limits on Certain Restrictions. Shall not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of Borrower or any Subsidiary to perform and comply with its obligations under this

Agreement or (b) the ability of any Subsidiary of Borrower to make any dividend payment or other distribution in respect of its capital stock, to repay Debt owed to Borrower or any other Subsidiary, to make loans or advances to Borrower or any other Subsidiary, or to transfer any of its assets or properties to Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement, the other Loan Documents and the Subordinated Loan Documents, (ii) applicable law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including capital stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement, and (v) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the transfer of the assets subject to such Permitted Lien).

6.19 OFAC. Shall not (i) become a Sanctioned Person, (ii) engage in any dealings or transactions prohibited by Section 2 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001), or be otherwise associated with any Sanctioned Person in any manner violative of Section 2, or (iii) otherwise become subject to the limitations or prohibitions under any other OFAC regulation or executive order.

7. Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

Senior Funded Debt to EBITDA Ratio. Borrower shall maintain a ratio of Senior Funded Debt to EBITDA of not more than 3.5 to 1.0 for the fiscal quarter ending September 30, 2008 and for each fiscal quarter ending thereafter (with Senior Funded Debt being calculated as of each of such dates and with EBITDA being calculated for the Applicable Fiscal Period). “Senior Funded Debt” means Total Funded Debt less Subordinated Debt. “Total Funded Debt” means (A) Debt for borrowed funds, (B) Debt for the deferred payment by one (1) year or more of any purchase money obligation, (C) any Subordinated Debt and (D) accounts payable greater than 60 days past due. “EBITDA” means the sum of (i) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (ii) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense (including the amount of tax distributions that would be permitted hereunder in respect of the Applicable Fiscal Period), (3) depreciation and amortization and (4) any non-cash deductions pursuant to FASB Statement number 123 less (iii) non-cash gains. “Applicable Fiscal Period” means a period of four (4) consecutive, trailing fiscal quarters ending at the end of each prescribed fiscal quarter.

Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0 for the month ending August 31, 2008 and for each month ending thereafter. “Fixed Charge Coverage Ratio” means as of the last day of each month (i) EBITDA (computed for the 12 consecutive months then ending), less any dividends and distributions paid during the 12 consecutive months then ending divided by Fixed Charges. “Fixed Charges” means as of the last day of each month, (i) cash interest payments on Indebtedness paid during the 12 consecutive months then ending plus (ii) current portion of scheduled principal amortization on Indebtedness coming due in the next twelve months as of end of most recent fiscal quarter.

8. Default.

8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on any Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or

(b) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Section 6 or Section 7 of this Agreement; or

(c) There shall occur any default by Borrower or any other party to any Loan Document (other than Bank) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Bank’s satisfaction within 15 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Bank or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 30-day period or which is a willful and knowing breach by Borrower or such other party; or

(d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(e) Any other obligation now or hereafter owed by Borrower or any Subsidiary or any Guarantor or any Affiliate of Borrower (including EPS Limited, LLC) to Bank or any Affiliate of Bank shall be in default and not cured within the grace period, if any, provided therein; or

(f) Borrower or any Subsidiary or any Guarantor shall fail to make any payment in respect of outstanding Debt (other than the Obligations) which Debt is in an aggregate principal amount of $10,000 or more or in respect of other outstanding Debt (other than the Obligations) in an aggregate principal amount of $10,000 or more, in either case when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Debt (including, without limitation, any required mandatory prepayment or “put” of such Debt to any such Person) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or a commitment related to such Debt (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Person); or

(g) Borrower or any Subsidiary or any Guarantor shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(h) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary, of all or substantially all of its assets, and such petition or complaint shall been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(i) A judgment in excess of $100,000 shall be rendered against Borrower or any Subsidiary or any Guarantor and shall remain undischarged, undismissed and unstayed for more than 30 days (except judgments validly covered by insurance with a deductible of not more than $5,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of Borrower or any Subsidiary or any Guarantor in excess of $100,000 by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(j) Borrower or any Subsidiary or any Guarantor shall fail to pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Collections Account or the Demand Deposit Account or otherwise presented to Bank and for which Borrower has received provisional credit; or

(k) Any Guarantor shall repudiate or revoke any Guaranty Agreement; or

(l) Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the opinion of Bank, there is insufficient insurance coverage; or

(m) There shall occur any change in the condition (financial or otherwise) of Borrower and/or any Guarantor which, in the opinion of Bank, could have a Material Adverse Effect; or

(n) Wayne Gorsek, Allen Josephs and/or David Ilfeld (on a fully diluted basis) shall cease to control, with sole power to vote, at least 50.1% of the voting stock or other equity or income interests of Borrower, or

(o) The death (i) of the holder of Wayne Gorsek, Allen Josephs or David Ilfeld, or (2) of any individual Guarantor.

8.2 Remedies. If any Default shall occur, Bank may, without notice to Borrower, at its option, withhold further Loans or other extensions of credit to Borrower. If an Event of Default shall have occurred and be continuing, Bank may at its option take any or all of the following actions:

(a) Bank may declare any or all Obligations (other than Obligations under any Swap Agreements, between Borrower and Bank or any Affiliate of Bank, which shall be due in accordance with and governed by the provisions of said Swap Agreements) to be immediately due and payable (if not earlier demanded), terminate its obligation to make Loans and other extensions of credit to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Bank hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Bank to exercise any other remedies.

(b) Without waiving any of its other rights hereunder or under any other Loan Document, Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Bank, Borrower will promptly assemble the Collateral and make it available to Bank at a place to be designated by Bank. Borrower agrees that any notice by Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

(c) Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower’s name or Bank’s name at the latter’s option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3 Receiver. In addition to any other remedy available to it, Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Bank in connection with such receivership shall bear interest at the Default Rate, at Bank’s option, and shall be secured by all Collateral.

8.4 Deposits Insurance. After the occurrence of an Event of Default, Borrower authorizes Bank to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9. Security Agreement.

9.1 Security Interest.

(a) As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrower to Bank and its Affiliates, whether hereunder and under the other Loan Documents, Swap Agreements between Bank or any Affiliate of Bank and Borrower or otherwise, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Bank or any of Bank’s Affiliates, Borrower hereby grants to Bank (for itself and its Affiliates) a continuing security interest in and general lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

(b) Except as herein or by applicable law otherwise expressly provided, Bank shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Bank to take and Bank’s omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Bank of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Bank’s options, powers or rights under this Agreement or otherwise arising.

(c) Bank may at any time and from time to time, with or without notice to Borrower, (i) transfer into the name of Bank or the name of Bank’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Bank of any amounts due or to become due thereon and (iii) receive and after a Default direct the disposition of any proceeds of any Collateral.

(d) Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

9.2 Financing Statements; Power of Attorney. Borrower authorizes Bank at Borrower’s expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrowers signature thereon) which Bank deems appropriate that (a) indicate the Collateral (i) as “all assets” of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints Bank as its attorney-in-fact to execute any such financing statements and/or control agreements in Borrower’s name and to perform all other acts, at Borrower’s expense, which Bank deems appropriate to perfect and to continue perfection of the security interest of Bank. Borrower hereby appoints Bank as Borrower’s attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower’s name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Banks benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations and to any other Obligations then outstanding. If any deficiency shall arise, Borrower shall remain liable to Bank therefor.

9.3 Entry. Borrower hereby irrevocably consents to any act by Bank or its agents in entering upon any premises for the purposes of either (I) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

9.4 Other Rights. Borrower authorizes Bank without affecting Borrower’s obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as Bank in its sole discretion may determine.

9.5 Accounts. Before or after any Event of Default, Bank may notify any Account Debtor of Bank’s security interest and may direct such Account Debtor to make payment directly to Bank for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Bank, shall be held in trust for Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Bank) and shall be immediately delivered to Bank in the form received. Bank shall have the right to apply any proceeds of Collateral to such of the Obligations as it may determine.

9.6 Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.7 Control. Borrower will cooperate with Bank in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Bank’s security interest under the Code.

10. Miscellaneous.

10.1 No Waiver, Remedies Cumulative. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Bank to Borrower, and until this Agreement is formally terminated in writing.

10.3 Indemnity By Borrower; Expenses. In addition to all other Obligations, Borrower agrees to defend, protect, indemnify and hold harmless Bank and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys’ and paralegals’ fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower’s operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Bank’s Liens in the Collateral, maintenance of the Loan by Bank, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the

Obligations, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Bank’s furnishing of funds to Borrower under this Agreement, (iii) Bank’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the fees and disbursements of counsel for Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Bank pursuant to Section 5.5 hereof; (v) any civil penalty or fine assessed by OFAC against Bank or any Affiliate of Bank and all costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by Bank or such Affiliate, as a result of the funding of Loans or the extension of credit, the acceptance of payments due under the Loan Documents or any Swap Agreement or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee’s gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower’s or Bank’s interests therein, Bank may make such payment and the amount thereof shall be payable on demand, may at Bank’s option be debited against any Deposit Account of Borrower at Bank or converted to a Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Bank or Borrower with respect to the applicability of such tax. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Bank shall be part of the Obligations, secured by the Collateral, chargeable against Borrower’s loan account, and shall survive termination of this Agreement.

10.4 Notices. Any notice or other communication hereunder or under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Bank:	Wachovia Bank, National Association
100 N. Main Street
NC-67l3
Post Office Box 3099
Winston-Salem, NC 27150
Attn: Michael Rogers
Telephone No.: (336) 732-4894

Borrower:	Vitacost.com Inc.
352 S.W. 12th Avenue
Deerfield Beach, FL 33442
Attn: Richard Smith
Telephone No.: 800-793-2601 x223
Telecopy No.: 561-752-8900

10.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and any such assignment made without such consent will be void.

10.7 Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

10.8 No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.9 Powers. All powers of attorney granted to Bank are coupled with an interest and are irrevocable.

10.10 Approvals; Amendments. If this Agreement calls for the approval or consent of Bank, such approval or consent may be given or withheld in the discretion of Bank unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Bank and may not be modified in any manner adverse to a provider under any secured or guarantied Swap Agreement without that provider’s prior written consent.

10.11 Participations and Assignments. Bank shall have the right to enter into one or more participation with other lenders with respect to the Obligations and to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information furnished by Borrower to Bank pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Bank from pledging or assigning this Agreement and Bank’s rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Bank in accordance with applicable law.

10.12 Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Bank shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Bank hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. The foregoing is a material inducement to the agreement of Bank to enter into the terms hereof and to consummate the transactions contemplated hereby.

10.13 Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of N.C.G.S. 26-7, et seq. or any other law requiring Bank to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Bank and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

10.14 Integration; Final Agreement. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

10.15 Limitation on Liability; Waiver of Punitive Damages. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

10.16 Binding Arbitration; Preservation of Remedies.

(a) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

(b) Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c) Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

(d) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

10.17 Acknowledgment. Borrower acknowledges and agrees that each of the Financing Agreements, including without limitation, the Revolving Note dated August 3, 2007 executed by Borrower in favor of Lender in the original face amount of $8,000,000, the Security Interest in United States Patent dated August 3, 2007 and the Security Interest in Trademarks dated August 3, 2007 remain in full force and effect and that Borrower has no defenses, set offs or counterclaims to the performance of its obligations thereunder. Borrower agrees that each address of Lender contained in each of the Financing Documents is modified to reflect the following address:

Wachovia Bank 100 N. Main Street Post Office Box 3099, NC 6714 Winston-Salem, North Carolina 27102

(Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

VITACOST.COM INC.

By:
Its:	CHIEF FINANCIAL OFFICER

Accepted in CHARLOTTE, North Carolina:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Its:	Senior Vice President